Exhibit 10.1

August 28, 2025
Andrew Siegel
Via Email: [*]

Dear Andrew:
This separation and release agreement (this “Agreement”) sets forth our agreement regarding your termination of employment with Galaxy Digital Services LLC (the “Company”) and describes and reaffirms your on-going rights and obligations. Except as set forth below, this Agreement supersedes all other agreements, arrangements, offers, e-mails and communications regarding your employment or termination thereof. Accordingly, you and the Company fully and finally hereby agree as follows:
1.Continued Employment; Termination of Employment.
(a)You will remain employed by the Company from the date of this Agreement through September 12, 2025 (the “Separation Date”). Notwithstanding the foregoing, you may elect to terminate your employment prior to the Separation Date without mutual agreement, and the Company may terminate your employment on or prior to the Separation Date as a result of your breach of a material term of this Agreement (including but not limited to Section 1(f) below) or for Cause (as defined in the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan (as amended or amended and restated from time to time, the “LTIP”)) (any such termination, a “Bad Leaver Termination” and the date your employment ends as a result of a Bad Leaver Termination, the “Bad Leaver Termination Date”).
(b)The period between the date you execute this Agreement and the Separation Date or the Bad Leaver Termination Date, as applicable, is referred to as the “Term”.
(c)During the Term, you will continue to be paid your base salary at an annualized rate of $400,000, less payroll deductions required by law, and payable in accordance with the Company’s customary payroll practices, and will continue to participate in the Company's employee benefits plans and programs in accordance with their terms.
(d)You hereby resign from any and all officer, board of director, and other positions you hold with the Company, any member of the Galaxy Group (as defined in Section 3 of this Agreement) and, to the extent applicable, any portfolio company of any member of the Galaxy Group, in each case, effective as of the earlier of (i) the Separation Date, (ii) the Bad Leaver Termination Date and (iii) the date the Galaxy Group’s new General Counsel commences employment (such appointment effective date, the “Transition Date”), and you shall promptly execute any additional documentation the Company, any member of the Galaxy Group or any applicable portfolio company may request to reflect such resignations. Following the Separation Date or the Bad Leaver Termination Date, as applicable, you will not represent yourself as being an employee, officer, attorney, agent or representative of the Company or any member of the Galaxy Group for any purpose.

(e)Except as otherwise set forth in this Agreement or as required by applicable law or the terms of any employee benefit plans or programs sponsored by the Company (“Benefit Plans”), as of the Separation Date or the Bad Leaver Termination Date, as applicable, you shall not be entitled to any further compensation, bonuses, severance, equity or equity-based incentives, other incentives, ownership interests, monies, any other form of compensation or equity or thing of value whatsoever, or other benefits from the Company or any other member of the Galaxy Group, including coverage under any Benefit Plans. In particular, regardless of the date or reason your employment terminates, you hereby acknowledge and agree that you are not eligible to receive (i) any annual bonus in respect of the Galaxy Group’s fiscal year ending December 31, 2025 or in respect of any fiscal year of the Galaxy Group thereafter or (ii) any severance payments or benefits under the Offer Letter (as defined in Section 4(a) of this Agreement).
(f)During the Term, you will
continue to (A) comport yourself as an employee of the Company, and act in a manner consistent with the standards set forth in all applicable Company and Galaxy Group policies, (B) perform your duties and responsibilities as an employee of the Company (including, for the avoidance of doubt, your duties and responsibilities as General Counsel and Chief Compliance Officer of the Galaxy Group through the Separation Date or the Bad Leaver Termination Date, as applicable) and will transition your duties and responsibilities in accordance with the Company’s instructions, including preparing a transition plan in reasonable detail for the new Chief Legal Officer ("CLO") identifying material matters within your ambit to be transitioned and assisting the Company with identifying an individual or individuals (including outsourced arrangements, if necessary) to assume the roles currently undertaken by you as Chief Compliance Officer for each of the Galaxy Group's broker-dealers, (C) act in a team-oriented and professional manner, and assist the Galaxy Group in your transition from the Company and in maintaining the Galaxy Group’s business, business relationships, and goodwill, and (D) be bound by all responsibilities, fiduciary duties and obligations owed to the Company and the Galaxy Group and will continue to be required to comply with all applicable Company and Galaxy Group policies; provided, that, at any time during the Term, the Company may (x) choose to require you to only perform services on the Company’s or the Galaxy Group’s behalf to the extent explicitly requested by the Company, (y) cause you to not have any day-to-day duties other than those related to any transition assistance requested by the Company, and/or (z) assign some or all of your duties and responsibilities to other employees or service providers.
(g)You hereby agree that, on or after (but not prior to) the Separation Date (but no later than 5:00pm New York time on the day following the Separation Date), you will re-affirm the terms of this Agreement through the Separation Date by executing the second signature block on the signature page hereto (once so signed, this Agreement shall be referred to herein as the "Updated Release Agreement").
(h)You understand, acknowledge and agree that neither the Company nor any of the Releasees (as defined in Section 3 of this Agreement) has any obligation, contractual or otherwise, to hire, rehire or re-employ you in the future.
2.Your Entitlements.
(a)The Company shall pay and provide you in accordance with its customary practices:

(i)All wages earned but not yet paid through the Separation Date or the Bad Leaver Termination Date, as applicable;
(ii)Reimbursement for any and all business expenses properly incurred prior to the Separation Date or the Bad Leaver Termination Date, as applicable, payable in accordance with and subject to the terms of the Company’s expense and reimbursement policy, and as required by applicable law; and
(iii)Employee benefits required to be provided to you pursuant to any Benefit Plans, and as required by applicable law.
(b)You were previously granted a share unit award of 73,091 RSUs under the LTIP, with a grant date of March 29, 2023 (the “2023 RSU Award”), of which (i) 24,120 RSUs previously vested on March 1, 2024 (the “2023 RSU Award First Tranche”), (ii) 24,120 RSUs previously vested on March 1, 2025 (the “2023 RSU Award Second Tranche”), and (iii) 24,851 RSUs remain outstanding, unvested and scheduled to vest, subject to the terms of the 2023 RSU Award, on March 1, 2026 (the “2023 RSU Award Third Tranche”). You acknowledge and agree that, (x) the 2023 RSU Award First Tranche and the 2023 RSU Award Second Tranche, in each case, and in the aggregate, have been settled in accordance with the terms of the 2023 RSU Award, and (y) subject to Section 2(f) of this Agreement, the 2023 RSU Award Third Tranche shall vest in connection with your termination of employment with the Company and shall be settled in accordance with the terms of the 2023 RSU Award.
(c)You were previously granted a share unit award of 54,000 RSUs under the LTIP, with a grant date of March 27, 2024 (the “2024 RSU Award”), of which (i) 17,820 RSUs previously vested on March 1, 2025 (the “2024 RSU Award First Tranche”), (ii) 17,820 RSUs remain outstanding, unvested and scheduled to vest, subject to the terms of the 2024 RSU Award, on March 1, 2026 (the “2024 RSU Award Second Tranche”), and (iii) 18,360 RSUs remain outstanding, unvested and scheduled to vest, subject to the terms of the 2024 RSU Award, on March 1, 2027 (the “2024 RSU Award Third Tranche”). You acknowledge and agree that, (x) the 2024 RSU Award First Tranche has been settled in accordance with the terms of the 2024 RSU Award, and (y) subject to Section 2(f) of this Agreement, the 2024 RSU Award Second Tranche and the 2024 RSU Award Third Tranche shall vest in connection with your termination of employment with the Company and shall be settled in accordance with the terms of the 2024 RSU Award.
(d)You were previously granted a share unit award of 22,354 RSUs under the LTIP, with a grant date of March 31, 2025 (the “2025 RSU Award”), which remains outstanding, unvested in its entirety, and scheduled to vest, subject to the terms of the 2025 RSU Award. You acknowledge and agree that, subject to Section 2(f) of this Agreement, the 2025 RSU Award shall vest in its entirety in connection with your termination of employment with the Company and shall be settled in accordance with the terms of the 2025 RSU Award.
(e)You were previously granted a stock option to purchase 34,106 shares of Galaxy Digital Inc. under the LTIP, with a grant date of March 31, 2025 (the “2025 Option Award”), which remains outstanding, unvested in its entirety, and scheduled to vest, subject to the terms of the 2025 Option Award. You acknowledge and agree that, subject to Section 2(f) of this Agreement, the 2025 Option Award shall vest in its entirety in connection with your termination of employment with the Company and shall remain outstanding and exercisable in accordance with the terms of the 2025 Option Award.

(f)As consideration for: (1) your timely execution, delivery and non-revocation of this Agreement (which must be signed and returned by no later than 5:00pm New York time on Wednesday, August 28, 2025); (2) your continued compliance with the terms and conditions of this Agreement; and (3) your timely execution, delivery and non-revocation of the Updated Release Agreement, the Company agrees to pay or provide, or cause to be paid or provided, the benefits described in Section 2(f)(i) through Section 2(f)(iii) of this Agreement; provided, that, you will not be entitled to any of the payments and benefits under this Section 2(f) if a Bad Leaver Termination occurs.
(i)You shall receive, within thirty (30) days following the Second Effective Date (as defined in Section 5(e) of this Agreement), a lump sum payment in the amount of $300,000;
(ii)Notwithstanding that the circumstances of your termination of employment with the Company (x) are considered a termination of employment as described in Section 6.2.1(d) of the LTIP and (y) would otherwise result in a cancellation and forfeiture, for no consideration, of the 2023 RSU Award Third Tranche, the 2024 RSU Award Second Tranche, the 2024 RSU Award Third Tranche, the 2025 RSU Award, and the 2025 Option Award (collectively, the "Accelerated Awards"), the Accelerated Awards shall vest on the Second Effective Date, and shall be settled in accordance with, or shall remain outstanding and exercisable in accordance with, the terms of the 2023 RSU Award, the 2024 RSU Award, the 2025 RSU Award, or the 2025 Option Award, as applicable.
(iii)The Company shall waive the post-employment non-compete in your Offer Letter (as more fully set forth in Section 4(a) of this Agreement).
(g)For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or elsewhere, if a Bad Leaver Termination occurs, (A) there will be no “Separation Date” for purposes of this Agreement; (B) you shall still receive the payments and benefits set forth under Section 2(a) of this Agreement; (C) you shall not be entitled to receive the payments and benefits set forth in Section 2(b)(y), Section 2(c)(y), Section 2(d), Section 2(e), and Section 2(f) of this Agreement; (D) the unvested portions of the 2023 RSU Award, the 2024 RSU Award, the 2025 RSU Award, and the 2025 Option Award shall, in each case, and in the aggregate, be immediately cancelled and forfeited in its and their entirety for no consideration; and (E) the remainder of this Agreement shall remain in full force and effect.
3.Release of Claims. As consideration for the promises described in Section 2(f) of this Agreement, which you acknowledge and agree are individually, and in the aggregate, good, valuable and sufficient consideration, you, on your own behalf and on behalf of your heirs, executors, administrators and legal representatives (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company, its affiliates (which, for the avoidance of doubt, includes Galaxy Digital Inc., each other entity within the Galaxy Digital Holdings LP group of companies, and its and their past, present, and future control group entities (collectively, the “Galaxy Group”)), and its and their respective past, present and future affiliates, related entities, parent entities, subsidiary entities, divisions, predecessors in interest, members, board members, owners, partners, managers, principals, shareholders, employees, officers, directors, insurers, trustees, employee benefit plans and their administrators and fiduciaries, agents, counsel, representatives, consultants, investment managers, investors, successors and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, demands, whether brought individually or collectively, as a class representative or as a class action, judgments, obligations, damages, accountings or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, whether now existing or hereafter arising, that you or any other Releasor may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing from the beginning of the world through and including the First Effective Date (as defined in Section 5(e) of this Agreement), regarding any matter whatsoever, including, but not limited, to any Claims related to wages, salary, bonuses, equity, equity-based incentives, other incentives, or any other ownership interests in the Company or any of the Releasees, vacation pay, fringe benefits, severance benefits, employee benefits, any breach of fiduciary duty claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or any other form of compensation or equity or thing of value whatsoever; any Claims for employment or reemployment by any of the Releasees; any Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by you or on your behalf under federal, state, local, or foreign law, whether by statute, regulation or otherwise; any Claims that may or could have been brought under 29 U.S.C. § 502(a)(1); 29 U.S.C. § 1132(a)(2), 29 U.S.C. § 1132(a)(3) (except for a claim for vested benefits under an ERISA plan arising solely under 29 U.S.C. § 1132(a)(1)(B)); any Claims based on the Civil Rights Act of 1991; the Lilly Ledbetter Fair Pay Act of 2009; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; ERISA (excluding COBRA); the Fair Credit Reporting Act; the Age Discrimination in Employment Act; the Sarbanes-Oxley Act of 2002; the Genetic Information Nondiscrimination Act of 2008; the New York State Human Rights Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Executive Law; Article 23-A of the New York Correction Law; the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law); the New York Civil Rights Law; the New York Equal Pay Law; the New York Whistleblower Law; the New York Wage-Hour and Wage Payment Laws and Regulations; the New York Minimum Wage Law; the Retaliation/Discrimination provisions of the New York Workers’ Compensation Law and the New York Disabilities Benefits Law; the New York City Human Rights Law; the New York City Administrative Code and Charter; all applicable amendments to the foregoing acts and laws; and any Claims based on any common law, public policy, contract (whether oral or written, express or implied) and tort law, and any other local, state, federal or foreign law, regulation, statute or ordinance having any bearing whatsoever on your employment relationship with the Company, or the termination of such employment relationship, or any other matter whatsoever. The identification of specific statutes, laws, regulations or ordinances is for purposes of example only, and the omission of any specific statute, law, regulation or ordinance (including, without limitation, any foreign statute, law, regulation or ordinance) shall not limit the scope of this general release in any manner. You acknowledge and agree that even though Claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all Claims you may have against the Releasees, whether known, unknown or suspected, wherever such a Claim arises (whether in the United States or in any other country in the world). The release of claims in this Section 3 does not include (i) any Claim that cannot be waived by applicable law, (ii) any indemnification rights you may have under the Company’s governing documents (as in effect as of your termination of employment) as a result of your position with the Galaxy Group prior to your termination of employment (including, for the avoidance of doubt, prior to the Transition Date) ("Indemnification Rights") or any right to coverage you may have pursuant to the terms of any applicable directors and officers insurance coverage sponsored by the Company, Galaxy Digital Inc., Galaxy Digital Holdings Ltd. and/or Galaxy Digital Holdings LP for similarly situated officers, (iii) your rights to enforce the terms of this

Agreement, (iv) your rights to pursue Claims for breach of this Agreement, or (v) any Claims arising after execution of this Agreement.
4.Covenants.
(a)Prior Agreement; Restrictive Covenants. You acknowledge and agree that (i) you entered into an offer letter agreement with the Company, dated as of March 11, 2022 (the “Offer Letter”), which included provisions entitled “Protective Covenants,” “Governing Law” and “Miscellaneous” (such provisions, the “On-Going Provisions”), (ii) you entered into a Confidentiality and Related Covenants Agreement with the Company, on or about the same time you entered into the Offer Letter (the “Confidentiality Agreement”), and (iii) each of the Accelerated Awards shall be remain subject to the terms of the 2023 RSU Award, the 2024 RSU Award, the 2025 RSU Award, or the 2025 Option Award, as applicable, as modified by this Agreement. You and the Company further acknowledge and agree that the Confidentiality Agreement, as well as the On-Going Provisions, shall remain in full force and effect in accordance with their terms; provided, that, subject to Section 2(f) of this Agreement, the first paragraph of the section entitled “Protective Covenants” (relating to your post-employment non-compete) shall be waived as of the Separation Date.
(b)Non-Disparagement. You hereby acknowledge and agree that you will not, directly or indirectly, engage in any conduct or communicate (including but not limited to making statements, giving interviews, and writing articles, blogs or postings) with anyone using any communication method (including but not limited to printed publications, websites, blogs, social media, cable, satellite and broadcast television and radio) that in any way disparages or criticizes any of the Releasees. You further agree that you will not, directly or indirectly, engage in any other conduct or make any other statement to anyone that could be reasonably expected to impair the reputation or goodwill of any of the Releasees; provided, that this Section 4(b) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.
(c)Public Filing. The parties to this Agreement acknowledge and agree that, in connection with the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") in accordance with applicable securities laws and regulations, disclosing the execution of this Agreement. The Company shall endeavor to file such Form 8-K within four (4) business days of the execution of this Agreement. The Parties agree to cooperate in the preparation of such filing and shall provide each other with reasonable opportunities to review and comment on the content of such filing prior to its submission to the SEC. It is understood and agreed that the terms and conditions of this Agreement, to the extent material, will be publicly disclosed in the Form 8-K filing.
(d)Cooperation. You acknowledge and agree that you shall cooperate fully with the Company and shall make yourself reasonably available to the Company (with the Company using commercially reasonable efforts to take into account your other personal and professional obligations) to (i) assist in the transition of your duties and responsibilities with the Galaxy Group and (ii) respond to requests by the Company for interviews by the Company, its counsel or any governmental regulatory agency, depositions, arbitrations, mediations and/or court appearances concerning matters, including, but not limited to, business items, with which you had direct involvement in or knowledge of and any litigation, investigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company or any other member of the Galaxy Group that may be within your knowledge.

(e)Return of Property. You hereby affirmatively acknowledge and agree and confirm that you shall comply with Section 2 (“Return of Property and Copying”) of the Confidentiality Agreement no later than five (5) business days following the Separation Date or the Bad Leaver Termination Date, as applicable; provided, that you shall be permitted to retain your personal contacts and calendar. The Company will assist with transferring to you personal files currently on Company-owned systems.
(f)Covenant Not to Sue. By signing this Agreement, you covenant, agree, represent and warrant that you have not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law or in conjunction with a dispute resolution program against any of the Releasees based upon, arising out of or in any way related to any event or events occurring prior to and including the First Effective Date or the Second Effective Date, as applicable, including, without limitation, your employment with any of the Releasees or the termination thereof.
(g)Compliance with Policies. By signing this Agreement, you covenant, agree, represent and warrant that at all times during your employment with the Company (i) you have been in compliance with (x) the Galaxy Digital Inc. Global Code of Conduct, the Galaxy Digital Inc. Code of Ethics and Business Conduct, the Galaxy Digital Inc. Global Policies on Use of Confidential Information and the Prohibition of Insider Trading, and all other Company and Galaxy Group policies, in each case, as updated or amended from time to time, and (y) the On-Going Provisions and the Confidentiality Agreement, and (ii) you have acted in a manner consistent with all fiduciary duties and obligations owed to the Company and the Galaxy Group.
(h)Accredited Investor and Qualified Purchaser Representation. You hereby represent and warrant you are at all relevant times an “accredited investor” as that term is defined in Rule 501(a) of SEC Regulation D promogulated under the U.S. Securities Act of 1933, as amended, and a “qualified purchaser” as that term is defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended, and Rule 2a51-1 thereunder, you agree to immediately inform the Company, in writing, of any changes to the foregoing representations, and you agree, upon request, to promptly furnish such information to the Company as may be required to confirm, amplify or refine details with respect to the foregoing representations.
(i)No Conflict. The provisions of this Agreement, the On-Going Provisions and the Confidentiality Agreement are to be read in conjunction with one another and are intended to supplement each other and not conflict with each other. In the event of any conflict between this Agreement, the On-Going Provisions and the Confidentiality Agreement, the provision more favorable to the Galaxy Group will govern.
(j)Government Agency and Applicable Law Exceptions. Nothing herein or elsewhere limits your ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, you are waiving, to the fullest extent permitted by law, your right to any monetary recovery should any Government Agency pursue any Claim on your behalf.  Except as otherwise provided in this Section 4(j) or under applicable law, or pursuant to any subpoena or court order, under no circumstance are you authorized to disclose any confidential information or any information covered by the Company’s or any member of the Galaxy Group’s attorney-client or work product privilege without the prior written consent of the Company. In addition, nothing in this Agreement or elsewhere is intended to (x) limit your rights to discuss (i) terms, wages and working conditions of employment or (ii) the terms and conditions of this Agreement, in each case, as protected by applicable law, (y) prevent you from engaging in concerted activity relative to the terms and conditions of employment or engaging in communications protected under the National Labor Relations Act, or (z) speaking with law enforcement, the attorney general, or an attorney retained by you.
5.Miscellaneous.
(a)Injunctive Relief; Other Remedies. You acknowledge and agree that the remedies available to the Company for breach of your obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to a temporary restraining order or a preliminary or permanent injunction, or both, without the necessity of showing any actual damages, and without the necessity of posting bond or other security, and without liability should such relief be denied, modified or violated, restraining you from breaching your obligations under this Agreement. Subject to any applicable law (including, without limitation, New York General Obligation Law Section 5-336 et. seq.), if you fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to you under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.
(b)No Admission. This Agreement does not constitute an admission by the Company or any of the other Releasees of any violation of any contract or law, and the Company and each of the other Releasees expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or enforce its terms in relation to a claim of breach of this Agreement, or as otherwise provided by law.
(c)Third Party Beneficiaries. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.
(d)Amendment or Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is set forth in a writing that expressly identifies provisions being amended and that is signed by both you and the Company. No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at any prior or subsequent time. To be effective, a waiver must be set forth in a writing that is signed by the waiving person or entity and that expressly identifies the condition or provision breach being waived.
(e)Review and Execution. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH YOUR PERSONAL ATTORNEY. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT

TO RELEASE CLAIMS AS SET FORTH IN SECTION 3 OF THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THE TERMS OF THIS AGREEMENT AND HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH YOUR PERSONAL ATTORNEY. YOU UNDERSTAND THAT YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH YOU SIGN THIS AGREEMENT. AS USED HEREIN, THE TERM “FIRST EFFECTIVE DATE” MEANS THE EIGHTH DAY AFTER YOU SIGN THIS AGREEMENT WITHOUT REVOKING IT. YOU FURTHER UNDERSTAND THAT YOU MAY REVOKE THE UPDATED RELEASE AGREEMENT WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH YOU SIGN THE UPDATED RELEASE AGREEMENT. AS USED HEREIN, THE TERM “SECOND EFFECTIVE DATE” MEANS THE EIGHTH DAY AFTER YOU SIGN THE UPDATED RELEASE AGREEMENT WITHOUT REVOKING IT. ANY SUCH REVOCATION MUST BE MADE IN A SIGNED LETTER EXECUTED BY YOU AND RECEIVED BY THE COMPANY AT 300 VESEY STREET, 13th FLOOR, NEW YORK, NY 10282, ATTN: LEINEE HORNBECK OR VIA EMAIL TO [*] NO LATER THAN 5:00PM NEW YORK TIME ON THE SEVENTH (7TH) DAY AFTER YOU HAVE EXECUTED THIS AGREEMENT. YOU UNDERSTAND THAT IF YOU REVOKE THIS AGREEMENT, OR THE FIRST EFFECTIVE DATE OR THE SECOND EFFECTIVE DATE DOES NOT OCCUR FOR ANY REASON, YOU SHALL NOT BE ENTITLED TO THE PROMISES DESCRIBED IN SECTION 2(f) OF THIS AGREEMENT AND THIS AGREEMENT SHALL BE NULL, VOID AND UNENFORCEABLE.
(f)Return of Agreement. You understand that if you do not execute and return this Agreement to the Company on or before 5:00pm New York time on Wednesday, August 28, 2025, the Company shall have no obligation to enter into this Agreement and you shall not be entitled to the promises described in Section 2(f) of this Agreement.
(g)No Other Benefits. You understand, acknowledge, and agree that the promises described in Section 2(f) of this Agreement individually, and in the aggregate, exceed what you are otherwise entitled to receive on separation from employment, and that these benefits individually, and in the aggregate, are being given as consideration in exchange for executing this Agreement, including, without limitation, the general release and the other covenants contained in it. You further acknowledge that you are not entitled to any additional payment or consideration not specifically referenced in this Agreement.
(h)Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns and to you and your heirs, executors, administrators and legal representatives.
(i)Entire Agreement. Subject to Section 4(a) of this Agreement, you acknowledge and agree that this Agreement constitutes the entire understanding and agreement between the parties concerning the specific subject matter hereof and supersedes in its entirety, as of the First Effective Date, any prior agreement between the parties. You and the Company represent to each other that in executing this Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person with regard to the subject matter, basis or effect of this Agreement.
(j)Governing Law; Severability. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of New York, without reference to principles of conflicts of law. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
(k)Withholding. The Company may withhold from any amounts and benefits due to you under this Agreement such Federal, state, local and any non-U.S. taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.
(l)Section 409A. This Agreement and the payments hereunder are intended to either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986 and related rules, regulations and guidance (as amended from time to time, the “Code”). Any ambiguity or question about the application of Code Section 409A shall first be resolved in favor of an exemption from Code Section 409A and, if not permissible, in compliance with Code Section 409A. Accordingly, this Agreement and payments under this Agreement shall be interpreted and administered in accordance with the foregoing and Code Section 409A to the extent applicable. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Without limiting the forgoing and notwithstanding anything in this Agreement to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Code Section 409A:
(i)any payments that constitute “deferred compensation” (within the meaning of Code Section 409A) subject to Code Section 409A to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A;
(ii)with respect to any expense reimbursement under this Agreement, the (x) amount of any expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (y) expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (z) right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit; and
(iii)if you are a “specified employee” (as that term is defined in Code Section 409A(a)(2)(B)(i)) on the date of termination and, as a result thereof, Code Section 409A would so require, any applicable payments and benefits (whether under this Agreement or otherwise) shall be delayed as required under Code Section 409A, and the accumulated postponed benefits and payments, without interest, shall be paid in a lump sum or provided, as applicable, on the first business day after the end of the six-month period, except to the extent that earlier payment would not result in you incurring additional taxation and/or penalties or interest under Code Section 409A; provided, that if you die during the postponement period prior to payment or provision of the postponed amount or benefit, the amount of payments and benefits delayed on account of Code Section 409A shall be paid or provided, as applicable, to your estate within sixty (60) days following your death; provided, further, that in the event of any conflict between this Code Section 409A “specified employee” paragraph and any other Code Section 409A “specified employee” provision in any other plan, program, agreement or arrangement to which you are a party and which applies to a specific payment or benefit, such other Code Section 409A “specified employee” provision shall apply to such specific payment or benefit, as applicable.

(iv)Notwithstanding the foregoing, neither the Company, nor any of the Releasees, (x) makes any representations that the payments and benefits provided under this Agreement or any other plan, program, agreement or arrangement are exempt from, or satisfy, the requirements of Code Section 409A or Code Section 457A or (y) guarantees any specific tax treatment with respect to any of the payments and benefits provided under this Agreement or any other plan, program, agreement or arrangement, and in no event shall the Company or any of the Releasees have any liability or other obligation to indemnify or hold you harmless for any tax, penalties, interest, or other expenses that may be incurred by you on account of the payments and benefits provided under this Agreement or any other plan, program, agreement or arrangement, including, if any of the payments and benefits provided under this Agreement or any other plan, program, agreement or arrangement are deemed subject to, and in violation of, the requirements of Code Section 409A or Code Section 457A.
(m)Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against any of the parties as the author or drafter of the Agreement.
(n)Counterparts; Electronic Signature. This Agreement may be executed by facsimile or other electronic means and in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same original. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement or other electronic transmission of signatures of the parties complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law as a fully binding original and, when so signed, will be deemed to have been duly and validly executed and delivered, and will be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

GALAXY DIGITAL SERVICES LLC

By: /s/ Leinee Hornbeck	August 28, 2025
Name: Leinee Hornbeck	Date
Its: Authorized Signatory

By: /s/ Andrew Siegel	August 28, 2025
Name: Andrew Siegel	Date

*    *    *    *    *

DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE

By your signature below, you hereby acknowledge and agree that this Separation Agreement, and the releases contained herein, shall apply through the Separation Date.

__________________________________    ___________________
Andrew Siegel            Date